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EXHIBIT 11.4

                                         ALLEGIANCE TELECOM, INC.
                                COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                  NINE MONTHS ENDED SEPTEMBER 30, 2000
                           (Dollars in thousands, except per share amounts)


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                                                              NUMBER OF     PERCENT
                                                               SHARES     OUTSTANDING    EQUIVALENT SHARES
                                                             ----------   -----------    -----------------
Prior to Public Offering
   1997 Common Stock Offering                                       639     100.00%                  639

After Initial Public Offering
   1998 Common Stock Offering                                15,000,000     100.00%           15,000,000
   Preferred Stock Converted to Common Stock                 60,511,692     100.00%           60,511,692
   1999 Common Stock Offering                                21,041,100     100.00%           21,041,100
   2000 Common Stock Offering                                10,703,109      87.58%            9,373,972
   Treasury Shares                                             (327,495)     84.51%             (276,775)
   Warrants Exercised                                           741,138      83.67%              620,077
   Stock Options Exercised                                      825,659      63.85%              527,188
   Cash in Lieu of Stock Split                                     (577)     78.51%                 (453)
   Employee Stock Discount Purchase Plan Shares Issued          217,830      89.25%              194,418
   Common Stock Issued for Business Acquisitions                393,482      39.51%              155,461
                                                                                           -------------

   WEIGHTED AVERAGE SHARES OUTSTANDING                                                       107,147,319

   NET LOSS APPLICATION TO COMMON STOCK                                                    $(191,332,000)

   NET LOSS PER SHARE, BASIC AND DILUTED                                                   $       (1.79)
                                                                                           =============

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